Exhibit 99.1

FOR IMMEDIATE RELEASE

Social Capital Suvretta Holdings Corp. IV Announces Pricing of Upsized $220,000,000 Initial Public Offering

PALO ALTO, Calif., Jun. 30, 2021 /Business Wire/ – Social Capital Suvretta Holdings Corp. IV (the “Company”) announced today that it has priced its upsized initial public offering of 22,000,000 Class A ordinary shares at $10.00 per share. The Class A ordinary shares will be listed on the Nasdaq Capital Market and trade under the ticker symbol “DNAD” beginning June 30, 2021.

The Company is led by Chamath Palihapitiya and Kishen Mehta and is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses operating in the biotechnology industry and within the immunology subsector.

Morgan Stanley is acting as sole book-running manager, and SoFi is acting as co-manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,300,000 Class A ordinary shares at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained for free from the U.S. Securities and Exchange Commission (the “SEC”) website http://www.sec.gov; or from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, Email: prospectus@morganstanley.com.

Registration statements relating to the securities became effective on June 29, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, http://www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:

Social Capital Suvretta Holdings Corp. IV

legal@socialcapital.com

Media:

Sara Evans / Kerry Golds

Finsbury Glover Hering

sara.evans@fgh.com / kerry.golds@fgh.com

SOURCE Social Capital Suvretta Holdings Corp. IV